Exhibit (g)(7)

SECOND AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

This Second Amendment (the “Amendment”) to the Investment Sub-Advisory Agreement dated as of December 19, 2011 (the “Agreement”) by and between Security Capital Research & Management Incorporated (the “Sub-Adviser”) and Versus Capital Advisors LLC (the “Adviser” and, together with the Sub-Adviser, the “Parties”) is effective as of November 22, 2019.
WHEREAS, under the Agreement, the Adviser retained the Sub-Adviser to provide investment management services in connection with certain assets of the Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”);

WHEREAS, the Adviser and Sub-Adviser previously amended the Agreement through the Amendment to Investment Sub-Advisory Agreement effective as of January 1, 2019; and

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the continuation of the business relationship between the Parties as set forth in the Agreement, and the mutual promises contained in the Agreement and this Amendment, the Parties agree as follows:

1.	Amendment; Composition of Account; Custody.

a.	Section 2 of the Agreement (Composition of Account; Custody) shall be amended by adding the following as a new paragraph (d):

“For the avoidance of doubt, the Sub-Adviser acknowledges and agrees that the various investment management and other services provided for in this Agreement and to be performed by the Sub-Adviser will apply to the Sub-Accounts, and any other portion of the Fund’s assets that the Adviser or the Board of Directors of the Fund shall from time to time designate, which may consist of all or a portion of the Fund’ s assets (the “Allocated Portion”). Except as expressly set forth in this Agreement, the Sub-Adviser shall not be responsible for aspects of the Fund’s investment program other than the management of the Allocated Portion in accordance with the Agreement and the Investment Guidelines.”

2.	Amendment; Sub-Adviser Representations.

a.	Section 17 of the Agreement (Sub-Adviser Representations) shall be amended by adding the following as a new clause (iii):

1

“in accordance with Rules l0f-3, 12d3-1 and 17a-10 under the Investment Company Act of 1940 (the “1940 Act”) and any other applicable law or regulation, the Sub-Adviser shall not consult with: (1) any other sub-adviser to the Fund (or any affiliate of such sub-adviser under common control with such sub-adviser), (2) any sub-adviser to any other portfolio or portion of the Fund (or any affiliate of such sub-adviser under common control with such sub-adviser), or (3) any sub-adviser of another investment company for which the Adviser serves as investment adviser, in each case concerning transactions for the Fund in securities or other assets; provided, however, that nothing in this Section 17(iii) shall prohibit the Sub-Adviser from consulting with any of the other sub-advisers concerning compliance with paragraphs (a) and/or (b) of Rule 12d3-1 under the 1940 Act.”

3.
Representations. Each Party represents to the other Party that all representations contained in the Agreement, as amended, are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party on the date of this Amendment.

4.	Miscellaneous.

a.
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

b.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission) each of which will be deemed an original.

c.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

d.	Governing Law. This Amendment shall be governed by and construed in accordance with the applicable law governing the Agreement.

IN WITNESS WHEREOF, each Party has caused the Amendment to be executed on its behalf by its duly authorized representative, as of the date first specified above.
SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED			VERSUS CAPITAL ADVISORS LLC

By:	/s/ Robert W. Culver		By:	/s/ William R. Fuhs
	Name:	Robert W. Culver		Name:	William R. Fuhs
	Title:	Managing Director		Title:	President
	Date:	11/22/2019		Date:	11/22/2019